                                                                     EXHIBIT 2.1







                           PURCHASE AND SALE AGREEMENT

                                  by and among

                      Tekgraf, Inc., a Georgia corporation

                                       and

                       CalGraph Technology Services, Inc.,
                            a Georgia corporation and
                           subsidiary of Tekgraf, Inc.

                                       and

                            CalComp Technology, Inc.,
                             a Delaware corporation

                            Dated as of April 1, 1999

                                TABLE OF CONTENTS

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
ARTICLE I ACQUISITION.............................................................................................1
   Section 1.1    Purchase and Sale...............................................................................1
   Section 1.2    Purchase Price..................................................................................3
   Section 1.3    Deliveries......................................................................................4

ARTICLE II REPRESENTATIONS, WARRANTIES AND COVENANTS..............................................................4
   Section 2.1    Representations, Warranties and Covenants of the Seller.........................................4
   Section 2.2    Representations and Warranties of Purchaser and Tekgraf........................................12
   Section 2.3    Survival of Representations and Warranties.....................................................12
   Section 2.4    Disclosure.....................................................................................13

ARTICLE III COVENANTS............................................................................................13
   Section 3.1    Covenants Against Disclosure...................................................................13
   Section 3.2    Non-Competition................................................................................13
   Section 3.3    Interim Period Services........................................................................14
   Section 3.4    Parts Availability.............................................................................14
   Section 3.5    Employees and Employee Benefit Matters.........................................................15
   Section 3.6    Further Assurances.............................................................................16
   Section 3.7    Warn Act Compliance............................................................................16

ARTICLE IV INDEMNIFICATION.......................................................................................16
   Section 4.1    Indemnification of Purchaser. .................................................................16
   Section 4.2    Indemnification of the Seller..................................................................16
   Section 4.3    Procedure for Indemnification with Respect to Third-Party Claims...............................17
   Section 4.4    Procedure For Indemnification with Respect to Non-Third Party Claims...........................18

ARTICLE V MISCELLANEOUS PROVISIONS...............................................................................18
   Section 5.1    Notice.........................................................................................18
   Section 5.2    Entire Agreement...............................................................................19
   Section 5.3    Binding Effect: Assignment.....................................................................19
   Section 5.4    Expenses of Transaction........................................................................19
   Section 5.5    Waiver; Consent................................................................................19
   Section 5.6    Counterparts...................................................................................19
   Section 5.7    Severability...................................................................................19
   Section 5.8    Remedies of the Parties........................................................................19
   Section 5.9    Governing Law..................................................................................20
   Section 5.10   Arbitration; Attorneys' Fees...................................................................20


SCHEDULES



                                       i
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                           PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (the "Agreement"), effective as of the 1st day of April, 1999 (the "Closing Date"), is made and entered into by and among TEKGRAF, INC., a Georgia corporation ("Tekgraf"), CALGRAPH TECHNOLOGY SERVICES, INC., a Georgia corporation ("Purchaser"), and CALCOMP TECHNOLOGY, INC., a Delaware corporation ("Seller").

         WHEREAS, Seller is engaged in, among other things, the business of worldwide parts distribution for printers and peripherals and maintenance and service of printers and peripherals in the United States and Canada (such business, excluding Seller's business related to the CrystalJet, EcoPro, digitizer and cutter product lines, is referred to herein collectively as the "Business"); and

         WHEREAS, Purchaser desires to acquire certain assets related to the Business and Seller desires to transfer such assets to Purchaser in exchange for cash and the assumption of certain liabilities of the Seller; and

         WHEREAS, Purchaser and Seller desire to enter into this Agreement with the understanding that this Agreement will supersede all prior oral and written agreements between the parties.

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   ACQUISITION

         Section 1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell, transfer, convey and deliver to Purchaser, all of the Acquired Assets (as hereinafter defined) for the consideration specified below in Section 1.2. As used herein, "Acquired Assets" shall mean all of Seller's right, title and interest in and to the following to the extent such assets relate to or arise from the Business:

         (a) All spare parts inventories and accessories (including, without limitation, all manuals, documentation, machinery, equipment, tooling, supplies, tools, repair and maintenance parts and chemicals required for the operation of the Business whether located on the premises of the Seller, in transit to or from such premises, in other storage facilities or otherwise) (collectively, the "Inventory") in Seller's possession (including, without limitation, in the possession of Seller's employees or otherwise) and located in North America as of the date hereof related to the Business but specifically excluding all spare parts inventories relating to the following product lines of Seller's business: (i) CrystalJet, (ii) EcoPro; (iii) digitizer; and (iv) cutter (the "Excluded Products"); an inventory list is attached hereto as Schedule 1.1(a), which list is true and accurate in all material respects as of the Closing Date;

         (b) All Accounts Receivable related to the Business as of the Closing Date, including, without limitation, those accounts receivable as set forth on
Schedule 1.1(b), which Schedule is true and correct in all material respects as of the date set forth thereon;

         (c) All trucks and automobiles and related leases with PHH which vehicles are used by field personnel of Seller in the United States and Canada as set forth on Schedule 1.1(c), which Schedule is true and accurate as of the Closing Date;

         (d) All supplier contracts related to the Business as listed on
Schedule 1.1(d), which Schedule is true and accurate as of the Closing Date;

         (e) All of Seller's United States and Canada maintenance and service contracts related to the Business as listed on Schedule 1.1(e), which Schedule is true and accurate in all material respects as of the Closing Date;

         (f) All furniture, fixtures owned by Seller, and equipment used in connection with the Business; including, without limitation, computers, and to the extent transferable, related software, all as located in Anaheim, California, including, without limitation, those items set forth on Schedule 1.1(f), which Schedule is true and accurate in all material respects as of the Closing Date;

         (g) To the extent assignable, all leasehold interests in any furniture, fixtures or equipment used in connection with the Business, including, without limitation, those leases set forth on Schedule 1.1(g), which Schedule is true and accurate as of the Closing Date and which Schedule notes all leases that are not assignable;

         (h) All data stored or contained in Scopus, Cosmic and/or Paradox systems used in connection with the Business except data related to financial information and systems of Seller;

         (i) The non-exclusive right to use in connection with the Business the trademark and trade name "CalComp" pursuant to the terms of that certain License Agreement, attached hereto as Exhibit A (the "License Agreement");

         (j) Pursuant to the terms of the License Agreement, exclusive rights to use certain Intellectual Property (as hereinafter defined) owned by Seller as listed on Schedule 1.1(j)(i) in connection with the parts portion of the Business and non-exclusive rights to use certain Intellectual Property owned by Seller as listed on Schedule 1.1(j)(ii) in connection with the service portion of the Business;

         (k) All of Seller's right, title and interest in and to any web pages utilized by Seller, (copies of which are attached hereto as Schedule 1.1(k)), including any rights related thereto;



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

provided, however, Seller shall maintain a neutral website at the URL address of www.calcomp.com with neutral pointers for the Business;

         (l) All of Seller's right, title and interest in and to that certain telephone number: 1-800-CalComp (225-2667) which Seller hereby represents and warrants to Purchaser that Seller owns or has obtained appropriate unrestricted assignments in favor of Purchaser to Purchaser's satisfaction on or before the date hereof;

         (m) All of Seller's right, title and interest, to the extent assignable, in and to each item of Intellectual Property listed in Schedule 2.1(j)(iv) attached hereto;

         (n) All customer lists of Seller related to the Business; and

         (o) All prepaid expenses related to the Business.

The parties hereto agree and acknowledge that except as otherwise provided herein, the Acquired Assets shall be delivered to Purchaser by Seller in a "where is/as is/when as" condition.

         Section 1.2 Purchase Price. In consideration for the Acquired Assets, Purchaser shall pay to Seller the sum of Four Hundred Thousand Dollars ($400,000.00), less the Twenty-Five Thousand Dollars ($25,000) deposit paid by Purchaser to Seller prior to the date hereof (the "Cash Consideration"), and Purchaser and Tekgraf, jointly and severally, hereby assume and become responsible for the Assumed Liabilities (as hereinafter defined) of Seller (the Assumed Liabilities and the Cash Consideration shall be hereinafter referred to collectively as the "Purchase Price").

Neither Tekgraf nor Purchaser shall assume or have any responsibility, however, with respect to any other obligation or liability of Seller not included within the definition of Assumed Liabilities specified below. As used herein, "Assumed Liabilities" shall mean the following liabilities of Seller to the extent such liabilities relate exclusively to or arise exclusively out of the Business:

     (a) Accounts payable of Seller arising exclusively from the operation by Seller of the Business as of the Closing Date;

     (b) Performance of maintenance services on products sold by Seller to end users in 1998 in accordance with the service agreements acquired hereunder, excluding service agreements related to cutter, digitizer, EcoPro or CrystalJet product lines;

     (c) Performance of maintenance services on products sold by Seller to end users in 1998 pursuant to warranty obligations of Seller for equipment sold under warranty, excluding warranties for cutter, digitizer, EcoPro, or CrystalJet product lines;

     (d) Truck and automobile leases for field personnel of Seller; and



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

     (e) All liabilities arising from the operation by Purchaser of the Business after the date hereof in respect of an Acquired Asset, subject to the limitations set forth hereinafter; provided, however, that Purchaser and Tekgraf hereby assume liability for accrued vacation and sick pay obligations of Seller to the extent set forth in Section 3.5.

Notwithstanding anything contained herein to the contrary, neither Purchaser nor Tekgraf shall have any liability for any sales tax or other tax liability of Seller, or any interest or penalties relating thereto, relating to any period or date prior to the date hereof.

A true and correct list of the Assumed Liabilities is set forth in Schedule 1.2. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit B. The Agreement shall be deemed to have become effective as of 12:01 a.m. Anaheim, California Time on April 1, 1999.

         Section 1.3 Deliveries. Seller shall have delivered to Purchaser executed (i) bills of sale for the Acquired Assets, (ii) assignments of all contracts, agreements or instruments constituting Acquired Assets, to the extent assignable after Seller uses commercially reasonable efforts to obtain assignments from third parties related thereto (which efforts shall not require the payment by Purchaser or Seller of any money to any third party); and (iii) all other documents reasonably requested by Purchaser or its counsel to evidence the transactions contemplated by this Agreement, all in form and substance reasonably satisfactory to Purchaser. Purchaser shall have executed, acknowledged (if appropriate), and delivered to Seller (A) an assumption in the form attached hereto as Exhibit C, (B) such other instruments of assumption as Seller and its counsel reasonably may request; and (C) the Cash Consideration specified in Section 1.2 above.

                                   ARTICLE II

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         Section 2.1 Representations, Warranties and Covenants of the Seller. All representations and warranties of the Seller are accurate and material and are being made in order to induce Purchaser to enter into this Agreement. The Seller hereby represents, warrants and covenants to Purchaser the following:

         (a) Organization. The Seller is a corporation duly organized and validly existing under the laws of the State of Delaware (the "State"), and has all requisite power and authority to lease, own, and operate its properties and carry on the Business and operations and to directly own, lease, and operate its assets. The Seller is duly qualified or licensed to do business as a corporation, and is in good standing in the State and in any other state in which qualification to do business is required.

         (b) Authorization. The Seller has full power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Seller has taken all necessary and appropriate corporate action with



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respect to the execution and delivery of this Agreement and any other agreements contemplated hereby. This Agreement constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms; except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting contracts, creditors' rights and other laws and remedies generally.

         (c) Sales Information. The Seller has delivered to Purchaser documentation setting forth the quarterly and annual sales figures for fiscal years ended 1997 and 1998, including volume, revenues and cost of goods sold for the Business, which information is true and correct in all material respects, a copy of which list is attached hereto as Schedule 2.1(c). All of the Seller's general ledgers, books, and records are located at the Seller's principal place of business or at the offices of its accountant.

         (d) Product and Service Warranties. Schedule 2.1(d) provides a summary of the warranty obligations with respect to the Seller's products (other than the Excluded Products) which were sold on or prior to February 21, 1999.

         (e) Inventory. Schedule 1.1(a) sets forth a list of Inventory that is true and accurate in all material respects. All Inventory is owned by Seller.

         (f)      Taxes.

                  (i) For purposes of this Agreement, the term "Taxes" means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause
         (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and the term "Tax" means any one of the foregoing Taxes.

                  (ii) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Business or the Acquired Assets.

                  (iii) Except as set forth on Schedule 2.1(f)(iii), with respect to all amounts in respect of Taxes imposed upon Seller related to the Business or the Acquired Assets, or for which the Seller is liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods ending on or before the Closing Date and portions of periods commencing before the Closing Date and ending after the Closing Date, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by the Seller to taxing authorities or others on or before the Closing Date related to the Business or the Acquired Assets have been paid, and all such amounts required to be paid by the Seller to taxing authorities or others after the Closing which have not been paid are reflected in the books and records of the Seller. Seller shall, on or before the earlier of (i) the filing of liquidation, dissolution or other similar proceedings or actions of Seller with the Secretary of State of Delaware or (ii) 90 days after the date hereof, fully and finally settle any and all existing or potential claims of the State of California and any local subdivisions thereof with respect to unpaid or partially paid sales tax owed by Seller related to periods prior to the date hereof.

         (g)      Employee Payments.

                  (i) The hours worked by and payments made to the Employees (as defined in Section 3.5(b) below) have not been in violation in any respect of the Fair Labor Standards Act or any other applicable federal, foreign, state or local laws dealing with such matters.

                  (ii) All payments due from the Seller on account of employee health and welfare insurance have been paid or accrued.

                  (iii) All severance, sick, or vacation payments by the Seller, which are or were due under the terms of any agreement or otherwise have been paid or are described in Schedule 2.1(g)(iii).

         (h) Compliance With Law. The Seller has complied and is in compliance with all applicable federal, state, and local laws, statutes, licensing requirements, rules, and regulations, and judicial or administrative decisions relating to the Business and/or the Acquired Assets. Seller has been granted all licenses, permits (temporary and otherwise), authorizations, and approvals from federal, state, and local government regulatory bodies necessary to carry on the Business and maintain the Acquired Assets, all of which are currently valid and in full force and effect. All such licenses, permits, authorizations and approvals shall be valid and in full force and effect upon the consummation of the transactions contemplated by this Agreement to the same extent as if the Seller prior to the Closing Date were continuing the Business and operations of the Seller. There is no order issued, or proceeding pending or threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule, or regulation issued by any federal state, local, or foreign court or governmental agency or instrumentality applicable to the Business.

         (i) Consents. Seller has received or made, as appropriate, on or prior to the date hereof all consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, all persons, (including, without limitation, the Seller's shareholders), agencies or third parties and any and all federal, state, local, or provincial governmental authorities required in connection with the consummation by Seller of the transactions contemplated hereunder.



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

         (j)      Intellectual Property.

                  (i) The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property (as hereinafter defined) used by Seller in connection with the Business of the Seller as presently conducted and as presently proposed to be conducted. As used herein, "Intellectual Property" shall mean to the extent related to the Business and the Acquired Assets: (1) all inventions (whether patentable or unpatentable and whether or not reduced to practice), and all improvements thereto, (2) all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (3) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, (4) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (5) all mask works and all applications, registrations, and renewals in connection therewith, (6) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing the production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (7) all computer software (including data and related documentation), (8) all other proprietary rights, and
         (9) all copies and tangible embodiments thereof (in whatever form or medium). Attached hereto as Schedules 1.1(j)(i) and 1.1(j)(ii) are in all material respects true and correct lists of all Intellectual Property owned and used by Seller in connection with the Business, except for Intellectual Property as set forth in subsections 2.1(j)(i)(1), (4), (6), (8) and (9). Except as set forth on Schedule 2.1(j)(i)(1), each item of Intellectual Property owned or used by the Seller immediately prior to the Closing Date hereunder in connection with the Business or the Acquired Assets will be owned or to the extent assignable, available for use by the Purchaser on identical terms and conditions immediately subsequent to the Closing Date hereunder. Except as shown on Schedule 2.1(j)(i)(2), Seller has taken all reasonable action to maintain and protect each item of Intellectual Property that it owns or uses related to the Business and the Acquired Assets.

                  (ii) The use of the Intellectual Property by Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and neither the Seller nor, to the knowledge of Seller, any of the Seller's shareholders, directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any intellectual property rights of any third party). To the knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the Intellectual Property.



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

                  (iii) Schedules 1.1(j)(i) and 1.1(j)(ii) identify each patent or registration which has been issued to the Seller with respect to any of its Intellectual Property related to the Business or the Acquired Assets and identify each pending patent application or application for registration which the Seller has made with respect to any of its Intellectual Property related to the Business or the Acquired Assets, and Schedule 2.1(j)(iii) identifies each written license, agreement, or other written permission which the Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions) related to the Business or the Acquired Assets. To the best of Seller's knowledge, there are no oral licenses, agreements or other oral permissions which the Seller has granted to any third party with respect to any of its Intellectual Property related to the Business or the Acquired Assets. The Seller has delivered to the Purchaser correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permission (as amended to date) and has made available to the Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property required to be identified in Schedule 2.1(j)(iii) and in Schedules 1.1(j)(i) and (ii):

                           (1) Except as provided in Schedule 2.1(j)(iii), Seller possesses all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;

                           (2) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

                           (3) Seller has not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  (iv) Schedule 2.1(j)(iv) identifies each item of Intellectual Property that any third party owns and that Seller uses related to the Business or the Acquired Assets pursuant to a written license, sublicense, agreement, or permission. The Seller has delivered to the Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permission (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 2.1(j)(iv) that is assignable:

                           (1) the license, sublicense, agreement, or permission covering the item is legal valid, binding, enforceable, and in full force and effect;

                           (2) except as set forth in Schedule 2.1(j)(iv), the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, including the assignments and assumptions of same by Purchaser;



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

                           (3) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach of default or permit termination, modification, or acceleration thereunder;

                           (4) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                           (5) with respect to each sublicense, the representations and warranties set forth in subsections
                  (iv)(1) through (iv)(4) above are true and correct with respect to the underlying license;

                           (6) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (7) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Seller is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                           (8) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

         (k) Restrictive Documents or Orders. The Seller is not a party to nor bound under any order, judgment, or decree, or any similar restriction which adversely affects, or reasonably could be expected to adversely affect (i) the continued operation by Purchaser (through its ownership of the Acquired Assets) of the Business on and after the Closing Date on substantially the same basis as said business was theretofore operated or (ii) the consummation of the transactions contemplated by this Agreement.

         (l)      Contracts and Commitments.

                  (i) Schedule 2.1(l)(i) hereto sets forth a list of all material written agreements and contracts, contract rights, licenses, and other written executory commitments other than purchase and sale orders and quotations related to the Business or the Acquired Assets (collectively, the "Contracts") including, without limitation, those contracts with governmental agencies, rental agencies, and all others under which the Seller is supplied with materials, supplies, or equipment ("Materials") (such suppliers shall be referred to herein as "Suppliers") to which the Seller is a party or to which any of the assets of the Seller are subject. To Seller's knowledge, there are no oral agreements or commitments relating to the Business that would have a material adverse effect on the Seller.

                  (ii) Seller has performed all of its obligations under the terms of each Contract that is assignable, and is not in default thereunder, except as described in



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

         Schedule 2.1(l)(ii). To Seller's knowledge, no event or omission has occurred which but for the giving of notice or lapse of time or both would constitute a default by Seller or any other party thereto under any such Contract. To the extent such Contract is assignable, each such Contract is valid and binding on Seller and each other party thereto, and in full force and effect, and each Contract will continue to be valid and binding on substantially identical terms following the consummation of the transaction contemplated hereby (including the assignments and assumptions referred to in Sections 1.1 and 1.2 above). The Seller has received no written notice of default, cancellation, or termination in connection with any such Contract. The Seller is not now and has never been a party to any governmental contracts subject to price redetermination or renegotiation.

                  (iii) There has not been any written notice nor to the knowledge of Seller's officers and key employees any oral notice from any Supplier that any such Supplier will not continue to supply the current level and type of Materials currently being provided by such Supplier upon the same terms and conditions.

         (m) Debt. Seller is not a party to any agreements for the incurring of indebtedness for borrowed money solely related to the Business or the Acquired Assets.

         (n) Assets. The Acquired Assets include all the assets used by Seller to operate the Business immediately prior to the Closing Date, and none of the Seller's Shareholders, nor any family member or entity affiliated with the Seller's Shareholders or any such family member, owns, or has any interest in, any asset used in the operation of the Seller.

         (o) Title to the Property. The Seller has good title to the Acquired Assets and a valid and subsisting leasehold interest in all leased property. Except as described in Schedule 2.1(o), the Seller owns all of its assets and property free and clear of any lien.

         (p) Litigation. Except as described in Schedule 2.1(p), none of the Seller nor any of the Seller's officers or directors nor, to the knowledge of Seller, any of the Seller's Shareholders is engaged in, or has received any threat of, any litigation, arbitration, investigation, or other proceeding relating to the Business, the Acquired Assets, or against or affecting this Agreement, the other agreements contemplated hereby or the actions taken or contemplated in connection herewith and therewith, nor to Seller's knowledge is there any reasonable basis therefor. None of the Seller nor any of the Seller's officers or directors nor, to the knowledge of Seller, any of the Seller's Shareholders is bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person which would or could have a material adverse effect on the Business or the Acquired Assets.

         (q) No Conflict or Default. Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof and thereof including, without limitation, the consummation of the transactions contemplated hereby will violate any statute, regulation, or ordinance of any governmental or administrative authority, or conflict with or result in the breach of any term, condition, or provision of the Seller's Certificate of Incorporation or

Bylaws, as presently in effect, or of any writ, order or decree to which the Seller is a party or by which it or any of the Acquired Assets of the Seller are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.

         (r)      Labor Relations.

                  (i) There are no labor controversies pending or, to the knowledge of the Seller, threatened between the Seller and any of the Employees or any labor union or other collective bargaining unit representing any of the Employees.

                  (ii) The Seller has never entered into a collective bargaining agreement or other labor union contract relating to the Business and applicable to the Employees.

                  (iii) Except as set forth in Schedule 2.1(r)(iii), there are no written employment or separation agreements, or oral employment or separation agreements other than (1) those establishing an "at will" employment relationship between the Seller and any of the Employees and which do not provide for any advance notice requirements to terminate an Employee's employment or any severance or salary or benefits continuation obligations on the part of the Seller and (2) any unknown future claims for wrongful termination based upon a theory of implied agreements arising out of course of conduct.

                  (iv) Seller has not knowingly employed aliens without proper work authorization issued by the U.S. government and has maintained its employment records as required to evidence such authorization. Presently, there are no aliens employed by Seller whose continued employment is an Assumed Liability.

         (s) Brokers' and Finders' Fees/Contractual Limitations. The Seller is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement, or in connection with any transactions contemplated hereby.

         (t) Customers. To the knowledge of the Seller, Schedule 2.1(t) hereto lists all of the customers currently under a service contract with Seller and currently included in the Seller's database for the year 1998 and from the end of such year to the date hereof.

         (u) Books and Records. The books and records of the Seller to which Purchaser and its accountants and attorneys have been given access are the true books and records of the Seller and truly and fairly reflect the underlying facts and transactions in all material respects.

         (v) Complete Disclosure. No representation or warranty by the Seller in this Agreement, and no exhibit, schedule, statement, certificate, or other writing furnished to Purchaser pursuant to this Agreement, contains any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein and therein not materially misleading.

         (w) Leased Properties. Schedule 2.1(w) hereto lists all personal property (including equipment leases) and real property leased by the Seller in connection with the Business or the Acquired Assets (the "Leased Properties") and the aggregate annual rent or other fees payable under all such leases. The Seller has a valid leasehold or ownership interest in all of the Leased Properties, free and clear of any liens.

         (x) Compensation. The Seller has delivered to Purchaser an accurate schedule, attached to this Agreement as Schedule 2.1(x), showing all Employees of the Seller related to the Business and the Acquired Assets and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation, respectively) of the Employees.

         (y) Accounts Receivable. Schedule 1.1(b) shows the aging of Accounts Receivable in amounts due in thirty-day aging categories. All Accounts Receivable represent sales or rentals actually made or services actually performed in the ordinary course of business.

         Section 2.2 Representations and Warranties of Purchaser and Tekgraf. Purchaser and Tekgraf hereby jointly and severally represent and warrant to Seller the following:

         (a) Organization and Standing. Each of Tekgraf and Purchaser is a corporation duly organized and validly existing under the laws of the State of Georgia, and has all requisite power and authority to lease, own, and operate its properties and carry on the Business and operations and to directly own, lease, and operate its assets.

         (b) Authorization. Each of Tekgraf and Purchaser has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, including, without limitation, the execution and delivery of this Agreement. Each of Tekgraf and Purchaser has taken all necessary and appropriate corporate action with respect to the execution and delivery of this Agreement. This Agreement constitutes the valid and binding obligation of each of Tekgraf and Purchaser, enforceable in accordance with its respective terms; except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally, and general principles of equity.

         (c) Brokers' and Finders' Fees/Contractual Limitations. Except as set forth on Schedule 2.2(c), neither Tekgraf nor Purchaser is obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby.

         Section 2.3 Survival of Representations and Warranties. Tekgraf's, Purchaser's, and the Seller's representations and warranties contained in this Article II shall survive the closing of the transactions contemplated hereby until the earlier to occur of (i) 90 days following the Closing Date, or (ii) the date of the official dissolution, liquidation, or any such similar proceeding or action of Seller as confirmed by the appropriate offices or agencies of the State of Delaware.

         Section 2.4 Disclosure. Disclosure of any item on any schedule hereto shall be deemed adequate disclosure of such item on all other schedules, provided a specific cross-reference is set forth in each such other schedule.

                                   ARTICLE III

                                    COVENANTS

         Section 3.1       Covenants Against Disclosure.

         (a) The terms and provisions of this Agreement, and any information heretofore disclosed or to be disclosed in the future in connection herewith by any party hereto to any other party, other than information which is in the public domain or which the disclosing party authorizes the receiving party in writing to disclose (such terms, provisions and information herein called the "Confidential Material") shall be treated confidentially by the parties; provided that any party may disclose Confidential Material of another party to the receiving party's employees, accountants, attorneys and advisors who need to know the same (it being understood that they shall be informed by the receiving party of the confidential nature of the Confidential Material, and that the receiving party shall cause them to treat the same confidentially), and otherwise to the extent required by law. The parties acknowledge that remedies at law would be inadequate to enforce the covenants contained in this Section
3.1 and therefore agree that a party aggrieved hereunder may enforce such covenants through the remedy of specific performance or other equitable relief. Should an aggrieved party have cause to seek such relief, no bond shall be required, and the breaching party shall pay all attorney's fees and court costs which the aggrieved party may incur in enforcing the provisions of this Section.

         (b) The parties shall, by mutual agreement, draft a press release for public dissemination. No party shall disseminate (except to the parties to this Agreement) any press release or announcement concerning the transactions contemplated by this Agreement or the parties hereto without the prior written consent of the other party hereto, except as required by law.

         Section 3.2       Non-Competition.

         (a) Commencing as of the Closing Date and continuing until the later to occur of (i) ninety (90) days following the Closing Date, or (ii) the date of the official dissolution, liquidation or other similar proceeding or action of Seller as confirmed by the appropriate offices or agencies of the State of Delaware, the Seller agrees that it shall not engage directly or indirectly, whether on its own account or as a shareholder (other than as a less than 1 % shareholder of a publicly-held Seller), partner, joint venturer, employee, consultant, advisor, and/or agent, of any person, firm, corporation, or other entity, in any or all of the following activities within a fifty (50) mile radius of the zero milepost of the city in which the Seller's principal place of business is located (the "Territory"):

                  (i) Enter into or engage in the businesses of parts distribution, service and/or maintenance of products the same as, similar to, or comparable to those related to the Business (such businesses are collectively referred to herein as the "Protected Business").

                  (ii) Solicit existing Customers or existing Suppliers wherever located, or business patronage which results in competition with the Purchaser or any of its affiliates in the Protected Business;

                  (iii) Encourage or solicit any Employees of or service providers to the Business, Purchaser, or any of its affiliates to leave the employment of or terminate their service relationship with Purchaser or any of its affiliates for any reason; or

                  (iv) Promote or assist, financially or otherwise, any person, firm, association, corporation or other entity engaged in any aspect of the Protected Business.

         (b) If, in any judicial proceeding, a court shall refuse to enforce in such action any of the covenants included herein, then at the option of Purchaser or its affiliates, wholly unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such a proceeding. The parties intend to have covenants enforceable to the fullest extent of the law as to scope, time and geography.

         (c) The parties agree that due to the unique nature of the services and capabilities of the Seller, there can be no adequate remedy at law for any breach of their respective obligations hereunder, that any such breach may allow the Seller, Seller's shareholders and/or third parties to unfairly compete with Purchaser or its affiliates resulting in irreparable harm to Purchaser or its affiliates, and therefore, that upon any such breach or any threat thereof, Purchaser or its affiliates shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law.

         (d) The Seller acknowledges, represents and warrants to Purchaser that the covenants of each in this Section 3.2 are reasonably necessary for the protection of Purchaser's interests under this Agreement and are not unduly restrictive upon Seller.

         Section 3.3 Interim Period Services. Pursuant to the terms of the Services Agreement, dated as of even date herewith, by and between Seller and Purchaser, a copy of which is attached hereto as Exhibit D, Seller shall provide certain services to Purchaser for a limited period of time.

         Section 3.4 Parts Availability. Purchaser agrees to provide to Seller and its successors that will be providing services outside North America other than parts distribution for a period of two (2) years following the Closing Date parts at a price which is the greater of (i) Seller's previous standard cost as of the date hereof plus 50%, or (ii) the current acquisition price for such part plus 50%.

         Section 3.5       Employees and Employee Benefit Matters.

         (a)      Purchaser shall offer employment to each employee listed on
Schedule 3.5(a) hereto, on terms and conditions substantially the same as currently offered to similarly situated employees of Tekgraf. Payroll for all Employees shall be prorated between Seller and Purchaser as of the Closing Date.

         (b) For a period of not less than 6 months from the Closing Date, Purchaser will provide compensation for the benefit of employees that accept employment with Purchaser (the "Employees") that are substantially the same as that offered by Seller. To the extent permitted by Purchaser's employee benefit plans, each Employee's years of service recognized under Seller's or its affiliates' plans or benefit arrangements will be credited by Purchaser for purposes of satisfying eligibility and vesting requirements of Purchaser's employee benefit plans and benefit arrangements. To the extent permitted by Purchaser's employee benefit plans and benefit arrangements, all Employees shall be able to participate in the Purchaser's employee plans and benefit arrangements as of the Closing Date to the same extent as other similarly situated employees of Tekgraf. To the extent permitted by Purchaser's employee benefit plans, Purchaser will take all reasonable actions necessary to accept direct rollover contributions into its employee benefit plans from the eligible plans of Seller or any of its affiliates to the extent Purchaser offers similar plans.

         (c) As of the date hereof, Purchaser and Tekgraf shall, jointly and severally, assume all responsibility and liability for (i) wages, bonuses and salaries of Employees accrued after the Closing Date, (ii) accrued vacation of Employees up to the equivalent that each Employee would have been otherwise entitled as an employee of Purchaser, and Seller shall directly pay each Employee for any accrued vacation in excess of such equivalent amount on the Closing Date; (iii) all claims by Employees and beneficiaries for severance or other termination benefits based on events occurring after the Closing Date (including, but not limited to, any liability, obligation or expense arising under the Workers Adjustment and Retraining Notification Act in respect of the Transaction); and (iv) all claims relating to the terms and conditions of employment, hiring, firing, supervision, occupational safety and health, workplace, wages and hours, promotion, employment practices or treatment of Employees or beneficiaries to the extent such matter arises from and relates to events after the Closing Date. For a period of six months from the Closing Date, Purchaser shall provide severance benefits for Employees that are substantially the same as the severance plans provided by Seller as of the date hereof. Effective as of the Closing Date and at all times thereafter, Purchaser shall be responsible for the payment, sponsorship, funding, operation, investment and administration of all compensation, employee plans and benefit arrangements provided for any Employees or beneficiaries in accordance with the terms and conditions of Purchaser's plans and arrangements. Seller shall be responsible for all wages, bonuses, salaries and sick pay of Employees accrued on or prior to the Closing Date.

         (d) Purchaser and Seller will cooperate in insuring that benefit coverage under Seller's or its affiliates' welfare benefit plans for Employees covered thereunder prior to the Closing Date is coordinated with coverage under Purchaser's benefit arrangements provided after the Closing Date. Without limiting the generality of the foregoing, to the extent permitted by Purchaser's employee plans and benefit arrangements, Purchaser will use its reasonable efforts to ensure that Purchaser's benefit arrangements will provide that any benefit related expenses incurred by any Employee on or prior to the Closing, will be taken into account for the purposes of satisfying deductible and co-insurance requirements and satisfaction of maximum out-of-pocket provisions to the same extent as if such expenses had been incurred after the Closing. To the extent specifically permitted by Purchaser's employee plans and benefit arrangements, Purchaser will use reasonable efforts to eliminate any rating period or exclusion or limitation for pre-existing conditions with respect to the benefits provided thereunder.

         Section 3.6 Further Assurances. After the Closing Date, each party shall prepare, execute, and deliver, at the preparer's expense, such further instruments, and shall take or cause to be taken such other or further action, as any party shall reasonably request of any other party at any time or from time to time in order to consummate, in any other manner, the terms and provisions of this Agreement.

         Section 3.7 Warn Act Compliance. Seller shall take all actions necessary on the part of Seller to comply with all applicable WARN Act laws and regulations.


                                   ARTICLE IV

                                 INDEMNIFICATION

         Section 4.1 Indemnification of Purchaser. The Seller hereby agrees to indemnify and hold harmless Purchaser and Tekgraf (collectively the "Indemnified Parties") against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, causes of action, assessments, costs, and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting from, imposed upon, or incurred or suffered by the Indemnified Parties directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by the Seller in this Agreement or any facts or circumstances constituting such an inaccuracy, breach, or nonfulfillment (all of which shall be referred to as "Seller Indemnifiable Claims").

         Section 4.2 Indemnification of the Seller. Purchaser and Tekgraf hereby, jointly and severally, agree to indemnify and hold harmless the Seller against any and all Damages, asserted against, reasonably resulting from, imposed upon, or incurred or suffered by Seller as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by Purchaser or Tekgraf in this Agreement or any facts or circumstances constituting such an inaccuracy, breach, or nonfulfillment (all of which shall be referred to as "Purchaser Indemnifiable Claims").

         Section 4.3 Procedure for Indemnification with Respect to Third-Party Claims.

         (a) If any party hereto determines to seek indemnification (the party seeking such indemnification hereinafter referred to as the "Indemnified Party" and the party against whom such indemnification is sought is hereinafter referred to as the "Indemnifying Party") under this Article IV with respect to Seller Indemnifiable Claims where the Indemnified Party is Purchaser or Tekgraf or Purchaser Indemnifiable Claims where the Indemnified Party is the Seller (such claims shall be referred to herein as "Indemnifiable Claims") resulting from the assertion of liability by third parties, the Indemnified Party shall give notice to the Indemnifying Party within 30 days of the Indemnified Party becoming aware of any such Indemnifiable Claim or of facts upon which any such Indemnifiable Claim will be based; the notice shall set forth such material information with respect thereto as is then reasonably available to the Indemnified Party. In case any such liability is asserted against the Indemnified Party, and the Indemnified Party notifies the Indemnifying Party thereof, the Indemnifying Party will be entitled, if such Indemnifying Party so elects by written notice delivered to the Indemnified Party within 15 days after receiving the Indemnified Party's notice, to assume the defense thereof with counsel satisfactory to the Indemnified Party. Notwithstanding the foregoing,
(i) the Indemnified Party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the Indemnified Party shall reasonably determine that there is a conflict of interest between or among the Indemnified Party and the Indemnifying Party with respect to such Indemnifiable Claim, in which case the fees and expenses of such counsel will be borne by the Indemnifying Party,
(ii) the Indemnified Party shall have no obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and
(iii) the rights of the Indemnified Party to be indemnified hereunder in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by their failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that the Indemnifying Party is materially prejudiced thereby; provided, however, the Indemnifying Party shall not be liable for attorneys' fees and expenses incurred by the Indemnified Party prior to the Indemnified Party's giving notice to the Indemnifying Party of an Indemnifiable Claim. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

         (b) In the event that the Indemnifying Party, within 15 days after receipt of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of the Indemnified Party against such Indemnifiable Claim, the Indemnified Party shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of the Indemnifying Party, but the Indemnified Party shall not, without the Indemnifying Party's written consent (which consent shall not be unreasonably withheld), settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party and the Indemnifying Party a release from all liability in respect of such Indemnifiable Claim.

         (c)      Notwithstanding anything in this Article IV to the contrary,
(i) if there is a reasonable probability that an Indemnifiable Claim may materially adversely affect the Indemnified Party, the Indemnified Party shall have the right to participate in such defense, compromise, or settlement, but the Indemnifying Party shall not, without the Indemnified Party's written consent (which consent shall not be unreasonably withheld), settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such Indemnifiable Claim.

         Section 4.4 Procedure For Indemnification with Respect to Non-Third Party Claims. In the event that the Indemnified Party asserts the existence of a claim giving rise to Damages (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party. Such written notice shall state that it is being given pursuant to this Section 4.4, specify the nature and amount of the claim asserted and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If the Indemnifying Party, within 10 days after the mailing of notice by the Indemnified Party, shall not give written notice to the Indemnified Party announcing their intent to contest such assertion of the Indemnified Party, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that the Indemnifying Party contests the assertion of a claim by giving such written notice to the Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim. If the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within ten (10) days after notice thereof, such claim will be submitted to and settled by arbitration pursuant to Section 5.10 hereof.

                                   ARTICLE V

                            MISCELLANEOUS PROVISIONS

         Section 5.1 Notice. All notices and other communications required or permitted under this Agreement shall be delivered to the parties at the address set forth below their respective signature blocks, or at such other address that they designate by notice to all other parties in accordance with this Section 5.1. Any party delivering notice to Purchaser shall also deliver a copy to: Wade Stribling, Nelson Mullins Riley & Scarborough, L.L.P., First Union Plaza, Suite 1400, 999 Peachtree Street, N.E., Atlanta, Georgia 30309. All notices and communications shall be deemed to have been received unless otherwise set forth herein: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, (iii) in the case of recognized, nationwide overnight air courier, on the next business day following the day sent, and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fourth business day following such mailing.

         Section 5.2 Entire Agreement. This Agreement, the exhibits and schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

         Section 5.3 Binding Effect: Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Purchaser, its successors and permitted assigns, and Seller and its successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any party hereto without the prior written consent of the other parties.

         Section 5.4 Expenses of Transaction. Each party shall pay its professional fees and expenses incurred in connection with the negotiation and closing of this Agreement. The expenses of the preparation of Annual Financial Statements shall be borne by Seller. Purchaser shall pay all applicable sales, income, use, excise, transfer, documentary, and any other taxes arising out of the transactions contemplated herein.

         Section 5.5 Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded, or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

         Section 5.6 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         Section 5.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         Section 5.8 Remedies of the Parties. The Seller acknowledges that, in addition to all other remedies to which Purchaser is entitled, Purchaser shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided Purchaser is not in material default hereunder. The parties also agree that the rights and remedies of each party to this Agreement set forth in this Agreement and in all of the exhibits and schedules attached hereto and documents referred to herein shall be cumulative and shall inure to the benefit of each such party.

         Section 5.9 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of California (without regard to its conflicts of laws or principles).

         Section 5.10      Arbitration; Attorneys' Fees.

         (a) The parties agree to use reasonable efforts to resolve any dispute arising out of this Agreement, but should a dispute remain unresolved ten (10) days following notice of the dispute to the other party (but in no event prior to said ten (10) days, except as specifically provided otherwise herein), such dispute shall be finally settled by binding arbitration in Atlanta, Georgia if the dispute is brought by Seller or in Anaheim, California if the dispute is brought by Purchaser or Tekgraf, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the "AAA") or such other mediation or arbitration service as shall be mutually agreeable to the parties, and judgment upon the award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof; provided, however, that any party shall be entitled to appeal a question of law or determination of law to a court of competent jurisdiction; and provided, further, however, that the parties may first seek appropriate injunctive relief prior to, and/or in addition to pursuing negotiation or arbitration. Such arbitration shall be conducted by an arbitrator chosen by mutual agreement of the parties, or failing such agreement, an arbitrator appointed by the AAA. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrator upon a showing of good cause. Depositions shall be conducted in accordance with the Georgia Code of Civil Procedure or the California Code of Civil Procedure (depending on the forum for such arbitration) and questions of evidence in any hearings shall be resolved in accordance with the Federal Rules of Evidence. The arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings (unless otherwise agreed to by the parties), with such record constituting the official transcript of such proceedings.

         (b) In the event of arbitration or litigation filed or instituted between the parties with respect to this Agreement, the prevailing party will be entitled to receive from the other party all costs, damages and expenses, including reasonable attorney's fees, incurred by the prevailing party in connection with that action or proceeding whether or not the controversy is reduced to judgment or award. The prevailing party will be that party who may be fairly said by the arbitrator(s) or the court to have prevailed on the major disputed issues.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                  "PURCHASER"
                                  CALGRAPH TECHNOLOGY SERVICES, INC.,
                                  A GEORGIA CORPORATION


                                  By:       /s/ William M. Rychel
                                     -------------------------------------------
                                     Name:  William M. Rychel
                                          --------------------------------------
                                     Title: President and CEO
                                           -------------------------------------

                                  Address:  6000 Lake Forrest Drive
                                            Suite 110
                                            Atlanta, Georgia 30328


                                  "TEKGRAF"
                                  TEKGRAF, INC., A GEORGIA CORPORATION


                                  By:       /s/ William M. Rychel
                                     -------------------------------------------
                                     Name:  William M. Rychel
                                          --------------------------------------
                                     Title: President and CEO
                                           -------------------------------------

                                  Address:  6000 Lake Forrest Drive
                                            Suite 110
                                            Atlanta, Georgia 30328


                                  "SELLER"
                                  CALCOMP TECHNOLOGY, INC., A DELAWARE
                                  CORPORATION


                                  By:       /s/ John J. Millerick
                                     -------------------------------------------
                                     Name:  John J. Millerick
                                          --------------------------------------
                                     Title: Senior Vice President and CFO
                                           -------------------------------------

                                  Address:  2411 West LaPalma Avenue
                                            Anaheim, California 92803



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